Exhibit 99.1

InfoLogix Announces Fourth Quarter Financial Results

HATBORO, Pa  —  March 31, 2009 — InfoLogix, Inc. (NASDAQ: IFLG), a leading technology provider of enterprise mobility solutions for the healthcare and commercial industries, today announced financial results for the quarter and year ended December 31, 2008.

Full Year 2008 Financial Results

Net revenues for the year ended December 31, 2008 were $100.7 million, compared to $78.8 million in 2007, an increase of $21.9 million or 28%.  InfoLogix experienced revenue growth as a result of the integration of acquisitions completed during the past 18 months, including Delta Health Systems, Aware, and Healthcare Informatics Associates.  The company has focused on cross-selling activities for both the acquired companies, as well as InfoLogix’s traditional businesses, and the acquired companies are delivering revenue growth that exceeds their respective track records as independent companies.  Capitalizing on the Aware acquisition, the company contracted for three software licenses allowing for back office SAP® enterprise applications for mobile users.  In 2008, Infologix consulting and other professional services revenue increased to $30.2 million, or 30% of net revenue during the year, up from $11.8 million or 15% of net revenues last year.

Gross profit for the year ended December 31, 2008 was $26.5 million, or 26.4% of net revenues, compared to $20.7 million or 26.3% of net revenues in 2007.

Selling, general and administrative expenses for the year were $32.2 million for the year ended December 31, 2008, compared with $25.2 million for the year ended December 31, 2007, an increase of $7.0 million or 27.9%.  Selling expenses were $11.5 million for the year ended December 31, 2008, compared to $10.2 million in 2007, an increase of $1.3 million or 12.2%, due to expenses related to the acquisitions as well as hiring and training costs associated with the transition of the InfoLogix sales team to focus on software, consulting and professional services.

General and administrative expenses were $20.7 million, compared with $15.0 million in 2007, an increase of $5.7 million, or 38.6%. The increase in general and administrative expenses for 2008 was primarily attributable to the general and administrative expenses of the businesses acquired during 2007 and 2008, which added $4.1 million of expenses; an increase in salary expenses related to the addition of key members of the company’s management and professional services staff; product development costs; and severance costs associated with the elimination of certain positions. General and administrative expenses during 2008 also included the following non-cash items:

•                  share-based compensation  expenses of approximately $1.0 million,

•                  non-recurring write-offs in connection with certain intangible assets and the disposal of demonstration and evaluation equipment of approximately $1.3 million, and

•                  the write-off of previously capitalized costs of approximately $200 thousand.

The increase in net interest expense to $2.6 million for the year ended December 31, 2008, from $415 thousand for the same period in 2007, was driven by higher interest rates on the company’s senior debt facilities and increased borrowings related to its recent acquisitions. In addition, on November 19, 2008, the company entered into an amended loan agreement with its senior lender, resulting in a non-recurring charge of $1.5 million in bank fees and unamortized deferred financing costs during the fourth quarter of 2008.

Income tax expense for the year included the effects of recording a full valuation allowance against deferred tax assets of $3.4 million because the company determined during the fourth quarter of 2008 that it will likely not be able to use the assets to reduce future tax liabilities.

InfoLogix reported a net loss of $13.2 million, or $0.52 per basic and diluted share, for the year ended December 31, 2008 compared with a net loss of $3.2 million, or $0.13 per basic and diluted share for the same period of 2007.

David T. Gulian, president and chief executive officer, said: “InfoLogix made great strides in 2008 to continue the transition of its business model focused on the sale of software, consulting, and professional services, and we finished the year with 30% of our revenues driven by these higher margin sales.  Although we experienced a net loss in 2008, we realized strong revenue growth in a tough economic environment, and the companies we acquired achieved accelerated revenue growth as a result of our integrated sales force, complimentary products, and strong customer relationships.  While the transition required an investment in an expanded and aligned  sales force, management team, and product development initiatives in 2008, we believe we are well-positioned to continue our revenue growth in 2009 and beyond from these strategic events.  We also hope to benefit from funding in the U.S. economic recovery plan that is targeted precisely at the type of projects that InfoLogix helps our healthcare clients complete: those that make hospital IT systems mobile and bring critical patient information directly to the point-of-care.”

Mr. Gulian continued: “In addition, in today’s tough economic climate our clients in the healthcare and enterprise mobility space are laser-focused on IT projects that drive real return on investment.  With the transition of our business model complete, we believe we are well-positioned to help our clients realize savings by making their enterprise data mobile, flexible, and usable in today’s fast-paced, on-the-go business environment.”

Mr. Gulian added, “To better manage internal resources in light of the current economic environment, InfoLogix has taken several steps to reduce costs, improve efficiency, and drive shareholder value.  To that end, we instituted salary reductions of up to 10% impacting 150 employees, eliminated non-essential positions, and initiated a hiring freeze. We believe that these actions will drive cost savings of approximately $2 million in 2009.”

Fourth Quarter 2008 Financial Results

Net revenues for the quarter ended December 31, 2008 were $26.8 million, compared to $23.3 million for the same period of 2007, an increase of $3.5 million, or 15.0%.  Gross profit for the quarter ended December 31, 2008 was $6.8 million, or 25.6% of net revenues, compared to $6.3 million or 26.9% of net revenues for the same period of 2007.

Selling, general and administrative expense totaled $9.2 million for the fourth quarter of 2008, compared with $7.7 million for the fourth quarter of 2007.  Selling expenses were $2.9 million for the quarter ended December 31, 2008, compared to $3.0 million in the fourth quarter 2007, a decrease of $0.1 million or 2.3%. General and administrative expenses were $6.3 million, compared with $4.7 million for the same period of 2007, an increase of $1.6 million, or 34.0%. The year-over-year increase in general and administrative expenses was driven partially by a loss of $1.3 million in connection with the disposal of demonstration and evaluation equipment and write-off of certain intangible assets and abandoned offering costs, offset by a decrease of approximately $400 thousand in personnel related expenses, reflecting the company’s cost-cutting efforts.

The increase in net interest expense to $951 thousand for the fourth quarter of 2008, from $299 thousand in the fourth quarter of 2007, was driven by increased interest rates on the company’s senior debt facilities and increased borrowings related to the company’s recent acquisitions.  In addition, the company recorded a non-recurring charge of approximately $1.5 million for bank fees and unamortized deferred financing costs in connection with amending the loan agreement with its senior lender.

Income tax expense included the effects of recording a full valuation allowance against deferred tax assets.

InfoLogix reported a net loss of $9.1 million, or $0.36 per basic and diluted share, for the three months ended December 30, 2008 compared with a net loss of $1.3 million, or $0.05 per basic and diluted share for the same period of 2007.

Going Concern Qualification; Liquidity and Capital Resources

The company expects its independent registered public accounting firm to include an explanatory paragraph with respect to the company’s ability to continue as a going concern in its report on the company’s consolidated financial statements for the year ended December 31, 2008. However, the summary financial information for the year ended December 31, 2008, as set forth herein, has been prepared on a going concern basis, which contemplates continuing operations in the ordinary course of business.  The company has an accumulated deficit of $18.3 million as of December 31, 2008 from recurring net losses, including net losses of $13.2 million for the year ended December 31, 2008.  In addition, its near term liquidity requirements include the repayment of a revolving line of credit due on November 1, 2009 and earn out payments for prior acquisitions.  Currently, the company does not expect to generate sufficient cash flow from operations to fund those 2009 obligations.  The company is currently in discussions with its senior lender to cure its defaults under the loan agreement by amending the agreement, receiving certain waivers, or entering into a forbearance agreement.

Outlook

The following is InfoLogix’ strategic plan for 2009:

•                  Double-digit growth in net revenues, driven by the company’s focus on healthcare information technology and SAP® enterprise warehouse management systems, two sectors of the market where strong growth fundamentals are driving more new business opportunities.

•                  A reduction in overall selling, general, and administrative expense, driven by its cost cutting efforts.

•                  Gross margins approaching 30%, due to the company’s transition to software, consulting, and professional services revenues.

In commenting on the outlook, Mr. Gulian added: “With the investment we made in our management, sales, and consulting teams in 2008, we have the infrastructure in place to grow without additions to staff.  Customer demand for enterprise mobility has driven our sales pipeline to record levels today. We believe that we will be successful in our discussions with our senior lender, and believe these factors indicate our goals in 2009 are attainable.”

Conference Call and Webcast

Management will host a conference call with the investment community on March 31, 2009 at 9:00 a.m. eastern time. Interested parties may participate in the conference call by dialing 719-325-4905 and entering Conference ID 3974210. The teleconference will be webcast simultaneously on the investor relations page of the InfoLogix website at www.infologix.com under “Investors/Events Calendar.” The webcast replay will be archived for 12 months.

About InfoLogix, Inc.

InfoLogix is a leading provider of enterprise mobility solutions for the healthcare and commercial industries. InfoLogix uses the industry’s most advanced technologies to increase the efficiency, accuracy, and transparency of complex business and clinical processes. With 19 issued patents, InfoLogix provides mobile managed solutions, on-demand software applications, mobile infrastructure products, and strategic consulting services to over 2,000 clients in North America including Kraft Foods, Merck and Company, General Electric, Kaiser Permanente, MultiCare Health System and Stanford School of Medicine. InfoLogix is a publicly-traded company (NASDAQ: IFLG).

Safe Harbor

InfoLogix makes forward-looking statements in this press release which represent our expectations or beliefs about future events and financial performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties, including the risks described in our Annual Report on Form 10-K for the period ended December 31, 2007 and other filings we make with the Securities and Exchange

Commission. In addition, actual results could differ materially from those suggested by the forward-looking statements, and therefore you should not place undue reliance on the forward-looking statements. We do not make any commitment to revise or update any forward-looking statements to reflect events or circumstances occurring or existing after the date of any forward-looking statement is made.

Contact:
John A. Roberts	Joseph J. Crivelli
Chief Financial Officer	Gregory FCA
215-604-0691 x1102	610-228-2100

INFOLOGIX, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE FOURTH QUARTERS AND YEARS ENDED DECEMBER 31, 2008 AND 2007

(in thousands, except share and per share amounts)

	Full Year		Fourth Quarter
	2008	2007	2008	2007

Net revenues	$100,716	$78,774	$26,758	$23,332
Cost of revenues	74,176	58,049	19,921	17,065
Gross profit	26,540	20,725	6,837	6,267
Selling, general and adminstrative expenses	32,243	25,211	9,201	7,676
Operating loss	(5,703)	(4,486)	(2,364)	(1,409)
Net interest expense	(2,595)	(415)	(951)	(299)
Loss on extinguishment of debt	(1,451)	—	(1,451)	—
Loss before income tax (expense) benefit	(9,749)	(4,901)	(4,766)	(1,708)
Income tax (expense) benefit	(3,435)	1,712	(4,365)	453
Net loss	$(13,184)	$(3,189)	$(9,131)	$(1,255)
Loss per share - basic and diluted	$(0.52)	$(0.13)	$(0.36)	$(0.05)
Weighted average shares outstanding - basic and diluted	25,277,039	24,173,182	25,518,422	24,901,667